EXHIBIT 99.2

PRESS RELEASE

Information Analysis Becomes WaveDancer

FAIRFAX, VA, December 15, 2021 - Information Analysis Incorporated (NASDAQ: IAIC), announced that the company has converted to a Delaware corporation under the name WaveDancer, Inc. and will begin operating under that name. The company will trade under the NASDAQ ticker symbol “WAVD.” This rebranding strategy reflects an updated vision for the Company’s future which will center on blockchain-enabled mission-critical Software as a Service (“SaaS”) solutions. Along with this change, a newly redesigned company logo has been revealed and a new website www.wavedancer.com.

As part of the company’s rebranding efforts, the company’s traditional government services business will be consolidated into Tellenger, Inc., the company’s subsidiary, and will be conducted under the Tellenger name.

WaveDancer’s technology brings all transactions, documentation, authorizations – every aspect of a process – together in one zero-trust, web-based interface that provides an unprecedented level of accountability, auditability, and predictability. WaveDancer’s enterprise blockchain and encryption algorithm technology is in production at the vanguard of some of the most important government requirements.

The WaveDancer platform can be customized and integrated to work with any company’s existing systems and processes and includes features such as chat, smart contracting, and asset lifecycle management, to streamline the entire lifecycle of a supply chain management process.

IAI CEO Jamie Benoit noted, “Our new name, branding and trading ticker cap a number of important steps we have taken to transform and reposition our company to be a leader in the Zero-Trust, blockchain and Secure Supply Chain marketplace. As we look forward to 2022, we see tremendous opportunity for our supply chain management and security solutions in both public and private spheres. With the recent closing of our first acquisition of Gray Matters, a fortified balance sheet and a brand that will resonate in the commercial marketplace, we are well-positioned to quickly accelerate our growth.”

“We are very excited about the transformation of IAI to WaveDancer. Our team is ready to help customers solve common, yet complex, problems that are faced around the world. Companies may think they need us right now, but very soon they are going to know they need us. Using blockchain technology to save money, create efficiencies, and engender trust amongst partners is an inevitability. We see immediate growth opportunities in energy, critical infrastructure, logistics and many other verticals in countless industries.” said Heather Tortorelli, WaveDancer’s Chief Growth Officer.

Visit wavedancer.com to learn more.

About WaveDancer

WaveDancer (www.wavedancer.com), headquartered in Fairfax, Virginia, is a provider of zero trust software solutions, specializing in secure supply chain management, as well as cutting edge IT network security.

It was previously announced that IAI is combining its current offerings into its subsidiary Tellenger, Inc, with Stan Reese as President. Under the Tellenger name it will continue as a leading information technology company specializing in software development, system modernizations, and cybersecurity services.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group Inc.

(212) 836-9626

Tim Hannon, CFO

thannon@infoa.com